                     NEWSRELEASE
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33912 • (239) 277-6200 • Fax: (239) 277-5237
For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Chief Financial Officer	Vice President
Chico’s FAS, Inc.	Investor and Community Relations
(239) 274-4105	Chico’s FAS, Inc.
(239) 274-4797
Chico’s FAS, Inc. Announces Record Fourth Quarter and
Year End Earnings
•	Net sales rose 31.6% to a record $376 million for the fourth quarter
•	Fourth quarter net income up 34.9% to a record $44 million
•	Fiscal year net sales rose 31.7% to a record $1.4 billion
•	Net income climbed 37.4% to a record $194 million for the fiscal year
•	Operating margin of 21.2% is the highest ever
•	Fiscal 2005 net selling square footage increased 22%; added 106 stores, net
     Fort Myers, FL - March 1, 2006 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fourth quarter and fiscal year ended January 28, 2006.
     For the fiscal year ended January 28, 2006, which included fifty-two weeks, net income rose 37.4% to a record $194 million, or $1.06 per diluted share, compared to net income of $141 million, or $0.78 per diluted share, in the fifty-two week fiscal year ended January 29, 2005. Net sales for the fiscal year increased 31.7% to a record $1.4 billion from $1.1 billion in the prior fiscal year. Comparable store sales for the Company-owned stores increased 14.3% for the fifty-two week fiscal year compared to the same fifty-two week period last year.
     For the thirteen-week fourth quarter ended January 28, 2006, net income rose 34.9% to a record $44 million, or $0.24 per diluted share, compared to net income of $33 million, or $0.18 per diluted share, in the thirteen-week fourth quarter ended January 29, 2005. Net sales for the fourth quarter climbed 31.6% to a record $376 million from $286 million in the prior year’s comparable period. Comparable store sales for the Company-owned stores increased 14.6% for the thirteen-week period ended January 28, 2006, compared to the same thirteen-week period last year.
     Scott A. Edmonds, Chico’s President and CEO, commented, “Fiscal 2005 resulted in our highest operating margin ever as we improved from 21.0% last year to 21.2% this year. Both the Chico’s and White House | Black Market brands ended fiscal 2005 with over $1,000 per net selling square foot, while the initial 10 Soma stores exceeded $450 per net selling square foot on over $1 million in average sales per store in their first full year of operations. We ended the year with over $400 million in cash and marketable securities, no debt, and an inventory increase that was generally in line with our sales increases.”

     Mr. Edmonds continued, “Considering the impact of the increase in fourth quarter marketing costs that we planned and implemented, we are pleased with the quarter’s consolidated profitability and with the quarter’s merchandise margins that improved in each of our brands over the fourth quarter margins last year. During the fourth quarter, Chico’s, White House | Black Market, and Soma all achieved their highest fourth quarter front-line merchandise margins ever as Chico’s quarter over quarter merchandise margins improved by 50 basis points, White House | Black Market improved by 90 basis points, and Soma improved by 490 basis points. In spite of these brand by brand improvements in merchandise margins, the overall gross margin in the fourth quarter showed a decline from the fourth quarter last year mostly due to a 40 basis point decline in the outlet gross margins, the larger relative growth of the lower margin White House | Black Market and Soma brands, and relatively small increases in other inventory clearance costs and freight costs.”
     Mr. Edmonds further stated, “The success in our Chico’s stores over the years has been phenomenal and we see opportunities for further expansion in the Chico’s brand. We are making important investments in our other brands as we transition to a future of multiple platforms for growth. Our recent investment in the Fitigues brand, our accelerated rollout of the Soma brand and the continued emphasis on store growth for our particularly successful White House | Black Market brand, are positioning the Company for what we envision to be sustained long term growth for our shareholders. Earlier this year, we stepped up the rollout plans in fiscal 2006 with the goal of moving more quickly to profitability in the Soma brand and to take advantage of the momentum of the White House | Black Market brand, which has consistently added increasing levels of earnings per share to our overall results. Each of these growth strategies is likely to have some short-term downward impact on both our gross margins and our operating margins. With these continuing long term investments, we expect there will be continued pressure on the overall gross margin for each quarter of fiscal 2006, and we anticipate a decline of between 10 and 50 basis points quarter over quarter, with the first half of the year likely to be less impacted than the second half. Further, these investments, including certain longer term initiatives in the MIS and store payroll areas, can be expected to require a slightly higher level of selling, general and administrative costs as a percentage of sales. We are optimistic that we will be able to manage these costs so as to mitigate the extent of any negative impact on the percentage. Like many other companies, we will be affected by FAS 123R and we anticipate that these new expensing requirements will reduce annual earnings in fiscal 2006 by between eight and nine cents a share. Excluding the impact of the initial adoption of FAS 123R, we anticipate our earnings to grow in the neighborhood of 25% in fiscal 2006.”
     The Company is a specialty retailer of private label, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 780 women’s specialty stores, including stores in 47 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market, Soma by Chico’s and Fitigues names. The Company owns 501 Chico’s front-line stores, 31 Chico’s outlet stores, 198 White House | Black Market front-line stores, 8 White House | Black Market outlet stores, 16 Soma by Chico’s stores, 11 Fitigues front-line stores and 1 Fitigues outlet store; franchisees own and operate 14 Chico’s stores.

     Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to Chico’s monthly sales information and investor relations line
A copy of a slide show addressing Chico’s recent financial results and current plans for expansion is available on the Chico’s website at http://www.chicos.com in the investor relations section
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Chico’s website at http://www.chicos.com in the investor relations section
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Balance Sheets
(In thousands)

	January 28,	January 29,
	2006	2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,035	$14,426
Marketable securities, at market	401,445	251,199
Receivables	7,240	5,106
Income taxes receivable	5,013	—
Inventories	95,421	73,223
Prepaid expenses	13,497	9,429
Deferred taxes	12,327	11,184

Total Current Assets	537,978	364,567

Property and Equipment:
Land and land improvements	44,893	6,055
Building and building improvements	35,573	29,286
Equipment, furniture and fixtures	187,970	140,360
Leasehold improvements	209,342	166,096

Total Property and Equipment	477,778	341,797
Less accumulated depreciation and amortization	(131,846)	(93,834)

Property and Equipment, Net	345,932	247,963

Other Assets:
Goodwill	61,796	61,796
Other intangible assets	34,041	34,042
Other assets, net	19,666	7,361

Total Other Assets	115,503	103,199

	$999,413	$715,729

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$47,434	$36,725
Accrued liabilities	74,586	58,258
Current portion of deferred liabilities	648	332

Total Current Liabilities	122,668	95,315

Noncurrent Liabilities:
Deferred liabilities	65,189	47,149
Deferred taxes	5,129	12,397

Total Noncurrent Liabilities	70,318	59,546

Stockholders’ Equity:
Common stock	1,817	1,790
Additional paid-in capital	202,878	147,652
Unearned compensation	(3,710)	—
Retained earnings	605,537	411,556
Accumulated other comprehensive loss	(95)	(130)

Total Stockholders’ Equity	806,427	560,868

	$999,413	$715,729

Chico’s FAS, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)

	Fifty-Two Weeks Ended				Thirteen Weeks Ended
	(Unaudited)				(Unaudited)		(Unaudited)
	January 28, 2006		January 29, 2005		January 28, 2006		January 29, 2005
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales

Net sales by Chico’s/Soma stores	$1,095,938	78.0	$889,429	83.4	$279,266	74.3	$230,958	80.9
Net sales by White House/Black Market stores	261,601	18.6	142,092	13.3	82,057	21.8	44,975	15.7
Net sales by catalog & Internet	36,151	2.6	26,831	2.5	11,624	3.1	7,429	2.6
Net sales to franchisees	10,885	0.8	8,530	0.8	2,783	0.8	2,189	0.8

Net sales	1,404,575	100.0	1,066,882	100.0	375,730	100.0	285,551	100.0

Cost of goods sold	547,532	39.0	411,908	38.6	152,597	40.6	115,304	40.4

Gross profit	857,043	61.0	654,974	61.4	223,133	59.4	170,247	59.6

General, administrative and store operating expenses	514,529	36.6	398,117	37.3	143,488	38.2	107,342	37.5
Depreciation and amortization	44,201	3.2	32,481	3.1	13,009	3.5	11,733	4.1

Income from operations	298,313	21.2	224,376	21.0	66,636	17.7	51,172	18.0
Interest income, net	8,236	0.6	2,327	0.2	2,578	0.7	955	0.3

Income before taxes	306,549	21.8	226,703	21.2	69,214	18.4	52,127	18.3
Income tax provision	112,568	8.0	85,497	8.0	24,754	6.6	19,159	6.7

Net income	$193,981	13.8	$141,206	13.2	$44,460	11.8	$32,968	11.6

Per share data:
Net income per common share—basic	$1.07		$0.79		$0.25		$0.18

Net income per common & common equivalent share—diluted	$1.06		$0.78		$0.24		$0.18

Weighted average common shares outstanding—basic	180,465		178,256		181,206		178,787

Weighted average common & common equivalent shares outstanding—diluted	182,408		180,149		183,184		180,518

Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(In thousands)

	January 28,	January 29,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:	(Unaudited)
Net income	$193,981	$141,206

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization, cost of goods sold	4,651	3,605
Depreciation and amortization, other	44,201	32,481
Deferred tax benefit	(8,411)	(2,986)
Stock-based compensation expense	1,614	-
Tax benefit of stock options exercised	21,461	27,297
Deferred rent expense, net	3,673	6,450
Loss on impairment and disposal of property and equipment	753	311
(Increase) decrease in assets —
Receivables, net	(7,147)	1,069
Inventories	(22,198)	(18,280)
Prepaid expenses and other	(5,958)	(2,734)
Increase in liabilities —
Accounts payable	10,709	8,929
Accrued and other deferred liabilities	31,073	26,272

Total adjustments	74,421	82,414

Net cash provided by operating activities	268,402	223,620

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(357,237)	(404,211)
Proceeds from sale of marketable securities	207,026	257,299
Acquisition of equity investment	(10,418)	—
Acquisition of franchise store	—	(1,307)
Purchases of property and equipment	(147,635)	(93,065)

Net cash used in investing activities	(308,264)	(241,284)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	28,471	22,684
Repurchase of common stock	—	(4,992)
Payments on capital leases	—	(1,278)

Net cash provided by financing activities	28,471	16,414

Net decrease in cash and cash equivalents	(11,391)	(1,250)
CASH AND CASH EQUIVALENTS, Beginning of period	14,426	15,676

CASH AND CASH EQUIVALENTS, End of period	$3,035	$14,426